UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Fifth Street Senior Floating Rate Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
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☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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****IMPORTANT MESSAGE REGARDING YOUR BROKERAGE ACCOUNT****

Dear Stockholder:

Your company, Fifth Street Senior Floating Rate Corp., is holding a Special Meeting of Stockholders on July 10, 2014. We ask that you please vote your shares as soon as possible so that we can achieve a quorum to hold the meeting. By voting now, you will also help save your company money on additional proxy solicitation costs. You may vote your shares electronically by Internet or telephone or by following the instructions provided in this mailing.

Although we are unable to contact you directly by telephone due to the way your broker has categorized your account, we would appreciate the opportunity to speak with you - not just about this Special Meeting and the importance of voting your shares, but also about any other stockholder concerns you may have. We welcome the views from all of our stockholders; after all, you are the true owners of our Company.

Please feel free to call me at (914) 286-6855. And remember to please vote your shares as soon as possible. Thank you.

With regards,

/s/ Leonard M. Tannenbaum

Leonard M. Tannenbaum

Vice Chairman and Chief Executive Officer